Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sealed Air Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-196508, 333-176275, 333-176267, 333-152909, 333-126890, and 333-89090) on Form S-8 and in the registration statements (No. 333-195059) on Form S-3 of Sealed Air Corporation of our report dated February 27, 2015, with respect to the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of Sealed Air Corporation.

Our report on the consolidated financial statements refers to Sealed Air Corporation’s election to change its method of accounting for certain inventories.

/s/ KPMG LLP

Short Hills, New Jersey
February 15, 2017